Exhibit 99.1

Surgery Partners, Inc. Appoints Brent Turner to the Board of Directors

NASHVILLE, Tennessee, December 30, 2015 - Surgery Partners, Inc. (NASDAQ: SGRY) (“the Company”), today announced the appointment of Brent Turner to its Board of Directors effective December 30, 2015. In addition to serving on the Board of Directors, Mr. Turner will serve on the Company’s Audit Committee.

"I am pleased to have Brent Turner join the board of Surgery Partners," said CEO Mike Doyle. "Brent's many years of experience in the health care industry and in public companies will be very valuable to us in the years ahead."

Mr. Turner is currently the President of Acadia Healthcare Company Inc (NASDAQ: ACHC), and has served as the President since joining Acadia in 2011. Prior to joining Acadia, Mr. Turner served as the Executive Vice President of Finance and Administration of Psychiatric Solutions, Inc.

Mr. Turner serves on the Board of Directors of LHC Group, Inc. (NASDAQ: LHCG) and the National Association of Psychiatric Health Systems (NAPHS). Mr. Turner graduated from Vanderbilt University in 1988 with a Bachelor of Arts degree in Economics. He received his MBA from the Vanderbilt Owen Graduate School of Management in 1989.

About Surgery Partners, Inc.
Headquartered in Nashville, Tennessee, Surgery Partners, Inc. is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 140 locations in 28 states as of September 30, 2015, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

CONTACT:

Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com